Exhibit 10.8

Mortgage and Security Agreement

THIS MORTGAGE AND SECURITY AGREEMENT (this “Mortgage”) is made as of the 27th day of June, 2012, by IHT PROPERTIES CORP., a Delaware corporation (the “Mortgagor”), with an address at 225 Long Avenue, Building 15, P.O. Box 278, Hillside, New Jersey  07205 in favor of PNC BANK, NATIONAL ASSOCIATION as Agent for the Lenders (the “Mortgagee”), with an address at Two Tower Center Boulevard, East Brunswick, New Jersey  08816.

WHEREAS, the Mortgagor is the owner of a certain tract or parcel of land described in Exhibit A attached hereto and made a part hereof, together with the improvements now or hereafter erected thereon; and

WHEREAS, pursuant to a certain Revolving Credit, Term Loan and Security Agreement by and among the Mortgagor, INTEGRATED BIOPHARMA, INC., a corporation organized under the laws of the State of Delaware (“Integrated”), InB:MANHATTAN DRUG COMPANY, INC., a corporation organized under the laws of the State of New York (”MD ”), AGROLABS, INC., a corporation organized under the laws of the State of New Jersey (“AL”), IHT HEALTH PRODUCTS, INC., a corporation organized under the laws of the State of Delaware (“IHT”), VITAMIN FACTORY, INC., a corporation organized under the laws of the State of Delaware (“Vitamin” and collectively with the Mortgagor, Integrated, MD, AL and IHT, the “Borrower”), the Mortgagee, the other financial institutions named therein (collectively with the Mortgagee, the “Lenders”), and the Mortgagee as Agent for the Lenders (Mortgagee in such capacity, the “Agent”) dated the date hereof (as may be amended, modified, restated, replaced, increased and/or extended from time to time, the “Loan Agreement”), the Borrower has borrowed from the Lenders certain loans in the aggregate original principal amount of $11,727,000 (as such amount may be increased and/or decreased from time to time, the “Loan”) as evidenced by a certain Revolving Credit Note dated the date hereof executed by the Borrower in favor of the Agent for the benefit of the Lenders in the amount of $8,000,000 (as may be amended, restated, modified, replaced, extended and/or increased from time to time, the “Revolving Note”) and a certain Term Note dated the date hereof executed by the Borrower in favor of the Agent for the benefit of the Lenders in the amount of $3,727,000 (as may be amended, restated, modified, replaced, extended and/or increased from time to time, the “Term Note” and collectively with the Revolving Note and collectively with any and all other notes that may be delivered from time to time in connection with any obligation of the Borrower to the Lenders, as all may be amended, modified, restated, replaced, increased and/or extended from time to time, the “Note”), which Loan Agreement and Note are incorporated herein by reference and made a part hereof;

WHEREAS, capitalized terms used herein, but not defined herein, shall have the meanings given to them in the Loan Agreement.

NOW, THEREFORE, for the purpose of securing the payment and performance of the following obligations (collectively called the “Obligations”):

(A)           The Loan, the Note and any and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by any Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Mortgage, the Loan Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of any Borrower’s Indebtedness and/or liabilities under this Mortgage, the Loan Agreement, the Other Documents or under any other agreement between Agent or Lenders and any Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action .

(B)           Any sums advanced by the Mortgagee or which may otherwise become due pursuant to the provisions of the Note or this Mortgage or the Other Documents or pursuant to any other document or instrument at any time delivered to the Mortgagee to evidence or secure any of the Obligations or which otherwise relate to any of the Obligations (as the same may be amended, supplemented or replaced from time to time, the “Loan Documents”).

The Mortgagor, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, does hereby give, grant, bargain, sell, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm unto the Mortgagee and does agree that the Mortgagee shall have a security interest in the following described property, all accessions and additions thereto, all substitutions therefor and replacements and proceeds thereof, and all reversions and remainders of such property now owned or held or hereafter acquired (the “Property”), to wit:

(a)           All of the Mortgagor’s estate in the premises described in Exhibit A, together with all of the easements, rights of way, privileges, liberties, hereditaments, gores, streets, alleys, passages, ways, waters, watercourses, rights and appurtenances thereunto belonging or appertaining, and all of the Mortgagor’s estate, right, title, interest, claim and demand therein and in the public streets and ways adjacent thereto, either in law or in equity (the “Land”);

(b)           All the buildings, structures and improvements of every kind and description now or hereafter erected or placed on the Land, and all facilities, fixtures, machinery, apparatus, appliances, installations, machinery and equipment, including all building materials to be incorporated into such buildings, all electrical equipment necessary for the operation of such buildings and heating, air conditioning and plumbing equipment now or hereafter attached to, located in or used in connection with those buildings, structures or other improvements (the “Improvements”);

(c)           All rents, issues and profits arising or issuing from the Land and the Improvements (the “Rents”) including the Rents arising or issuing from all leases, licenses, subleases or any other use or occupancy agreement now or hereafter entered into covering all or any part of the Land and Improvements (the “Leases”), all of which Leases and Rents are hereby assigned to the Mortgagee by the Mortgagor.  The foregoing assignment shall be an absolute assignment of all of the Mortgagor’s entire interest in the Rents.  The foregoing assignment shall also include all fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels, or other lodging properties, and all cash or securities deposited under Leases to secure performance of lessees of their obligations thereunder, whether such cash or securities are to be held until the expiration of the terms of such leases or applied to one or more installments of rent coming due prior to the expiration of such terms.  The foregoing assignment extends to Rents arising both before and after the commencement by or against the Mortgagor of any case or proceeding under any Federal or State bankruptcy, insolvency or similar law, and is intended as an absolute assignment and not merely the granting of a security interest.  The Mortgagor, however, shall have a license to collect, retain and use the Rents so long as no Event of Default shall have occurred and be continuing or shall exist.  The Mortgagor will execute and deliver to the Mortgagee, on demand, such additional assignments and instruments as the Mortgagee may require to confirm, maintain and continue the assignment of Rents hereunder;

(d)           All proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims; and

(e)           Without limiting any of the other provisions of this Mortgage, the Mortgagor, as debtor, expressly grants unto the Mortgagee, as secured party, a security interest in all personal property of the Mortgagor, including the following, all whether now owned or hereafter acquired or arising and wherever located:  (i) accounts (including health-care-insurance receivables and credit card receivables); (ii) securities entitlements, securities accounts, commodity accounts, commodity contracts and investment property; (iii) deposit accounts; (iv) instruments (including promissory notes); (v) documents (including warehouse receipts); (vi) chattel paper (including electronic chattel paper and tangible chattel paper); (vii) inventory, including raw materials, work in process, or materials used or consumed in Mortgagor’s business, items held for sale or lease or furnished or to be furnished under contracts of service, sale or lease, goods that are returned, reclaimed or repossessed; (viii) goods of every nature, including stock-in-trade, goods on consignment, standing timber that is to be cut and removed under a conveyance or contract for sale, the unborn young of animals, crops grown, growing, or to be grown, manufactured homes, computer programs embedded in such goods and farm products; (ix) equipment, including machinery, vehicles and furniture; (x) fixtures; (xi) agricultural liens; (xii) as-extracted collateral; (xiii) letter of credit rights; (xiv) general intangibles, of every kind and description, including payment intangibles, software, computer information, source codes, object codes, records and data, all existing and future customer lists, choses in action, claims (including claims for indemnification or breach of warranty), books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, goodwill, blueprints, drawings, designs and plans, trade secrets, contracts, licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies; (xv) all supporting obligations of all of the foregoing property; (xvi) all property of the Mortgagor now or hereafter in the Mortgagee’s possession or in transit to or from, or under the custody or control of, the Mortgagee or any affiliate thereof; (xvii) all cash and cash equivalents thereof; and (xviii) all cash and noncash proceeds (including insurance proceeds) of all of the foregoing property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof. The Mortgagor will execute and deliver to the Mortgagee on demand such financing statements and other instruments as the Mortgagee may require in order to perfect, protect and maintain such security interest under the Uniform Commercial Code (“UCC”) on the aforesaid collateral.

To have and to hold the same unto the Mortgagee, its successors and assigns, forever.

Provided, however, that if the Mortgagor and the other Borrowers shall pay to the Mortgagee the Obligations indefeasibly in full (other than the Remaining Obligations), then, upon the termination of all obligations, duties and commitments of the Mortgagor under the Obligations and this Mortgage (other than the Remaining Obligations), and subject to the provisions of the paragraph entitled “Survival; Successors and Assigns”, the estate hereby granted and conveyed shall become null and void.

1.           Representations and Warranties.  The Mortgagor represents and warrants to the Mortgagee that (i) the Mortgagor has good and marketable title to an estate in fee simple absolute in the Land and Improvements and has all right, title and interest in all other property constituting a part of the Property, in each case free and clear of all liens and encumbrances, except as may otherwise be set forth on Exhibit B hereto and those liens and encumbrances permitted by the Loan Agreement and (ii) its name, type of organization, jurisdiction of organization and chief executive office are true and complete as set forth in the heading of this Mortgage.  This Mortgage is a valid and enforceable first lien on the Property (except as set forth on Exhibit B) and the Mortgagee shall, subject to the Mortgagor’s right of possession prior to an Event of Default, quietly enjoy and possess the Property.  The Mortgagor shall preserve such title as it warrants herein and the validity and priority of the lien hereof and shall forever warrant and defend the same to the Mortgagee against the claims of all persons.

2.           Affirmative Covenants.  Until all of the Obligations (other than Remaining Obligations) shall have been fully paid, satisfied and discharged the Mortgagor shall:

(a)           Payment and Performance of Obligations.  Pay or cause to be paid and perform all Obligations when due as provided in the Loan Documents.

(b)           Legal Requirements.  Promptly comply with and conform to all present and future laws, statutes, codes, ordinances, orders and regulations and all covenants, restrictions and conditions which may be applicable to the Mortgagor or to any of the Property, except to the extent that such failure to so comply and/or conform would not have a Material Adverse Effect (the “Legal Requirements”).

(c)           Impositions.  Before interest or penalties are due thereon and otherwise when due, the Mortgagor shall pay all taxes of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Property, all general and special assessments (including any condominium or planned unit development assessments, if any), levies, permits, inspection and license fees, all water and sewer rents and charges, and all other charges and liens, whether of a like or different nature, imposed upon or assessed against the Mortgagor or any of the Property (the “Impositions”) except which are being Properly Contested or unless otherwise not required to so pay pursuant to the Loan Agreement.  Within thirty (30) days after the payment of any Imposition, the Mortgagor shall deliver to the Mortgagee written evidence acceptable to the Mortgagee of such payment.  The Mortgagor’s obligations to pay the Impositions shall survive the Mortgagee’s taking title to (and possession of)  the Property through foreclosure, deed-in-lieu or otherwise, as well as the termination of the Mortgage including, without limitation, by merger into a deed, unless title is transferred to a party other than Mortgagee via foreclosure or acquired by PNC on its own separate form the transaction evidenced by the Loans (“Termination Event”), provided, however, that any Impositions imposed for any period from and after the Termination Event, neither the Mortgagor nor any Borrower nor any Guarantor will be liable or responsible for such Impositions.

(d)           Maintenance of Security.  Use, and permit others to use, the Land and Improvements only for its present use or as otherwise permitted in the Loan Agreement or the Other Documents or such other uses as permitted by applicable Legal Requirements and approved in writing by the Mortgagee which shall not be unreasonably withheld.  The Mortgagor shall keep the Land and Improvements in good condition and order and in a rentable and tenantable state of repair, subject to ordinary wear and tear, and will make or cause to be made, as and when necessary, all repairs, renewals, and replacements, structural and nonstructural, exterior and interior, foreseen and unforeseen, ordinary and extraordinary, provided, however, that no structural repairs, renewals or replacements shall be made without the Mortgagee’s prior written consent unless any such repair, renewal or replacement would not have a Material Adverse Effect on the Land and Improvements.  The Mortgagor shall not remove except in the Ordinary Course of Business or demolish the Land and Improvements nor commit or suffer waste with respect thereto, nor permit the Land and Improvements to become deserted or abandoned unless otherwise permitted by the Loan Agreement.  The Mortgagor covenants and agrees not to take or permit any action with respect to the Land and Improvements which will in any manner impair the security of this Mortgage or the use of the Land and Improvements as set forth in the Loan Documents, except as permitted in the Loan Agreement.

3.           Leases.  The Mortgagor shall not (a) execute an assignment or pledge of the Rents or the Leases other than in favor of the Mortgagee; (b) accept any prepayment of an installment of any Rents prior to the due date of such installment, except with respect to leases between the Borrowers; or (c) enter into or amend any of the terms of any of the Leases without the Mortgagee’s prior written consent, except with respect to leases between the Borrowers.  Any or all leases or subleases of all or any part of the Land shall be subject in all respects to the Mortgagee’s prior written consent, shall be subordinated to this Mortgage and to the Mortgagee’s rights and, together with any and all rents, issues or profits relating thereto, shall be assigned at the time of execution to the Mortgagee as additional collateral security for the Obligations, all in such form, substance and detail as is satisfactory to the Mortgagee in its sole discretion.  Mortgagee hereby consents to all leases or subleases with any Borrower.

4.           Due on Sale Clause.  Except as may otherwise be permitted by the Loan Agreement or any Other Document, the Mortgagor shall not sell, convey or otherwise transfer any interest in the Property (whether voluntarily or by operation of law), or agree to do so, without the Mortgagee’s prior written consent, including (a) any sale, conveyance, assignment, or other transfer of (including installment land sale contracts), or the grant of a security interest in, all or any part of the legal or equitable title to the Property, except as otherwise permitted hereunder; (b) any lease of all of the Property, except with respect to leases between the Borrowers; or (c) any sale, conveyance, encumbrance, assignment, or other transfer of, or the grant of a security interest in, any share of stock of the Mortgagor, if a corporation or any partnership interest in the Mortgagor, if a partnership, or any membership interest, if a limited liability entity, except in favor of the Mortgagee.  Any default under this Section shall cause an immediate acceleration of the Obligations without any demand by the Mortgagee.

5.           Insurance.  The Mortgagor shall keep the Land and Improvements continuously insured, in an amount not less than the cost to replace the Land and Improvements or an amount not less than eighty percent (80%) of the full insurable value of the Land and Improvements, whichever is greater, covering such risks and in such amounts and with such deductibles as are satisfactory to the Mortgagee and its counsel including, without limitation, insurance against loss or damage by fire, with extended coverage and against other hazards as the Mortgagee may from time to time require.  With respect to any property under construction or reconstruction, the Mortgagor shall maintain builder’s risk insurance.  The Mortgagor shall also maintain comprehensive general public liability insurance, in an amount of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate per location, which includes contractual liability insurance for the Mortgagor’s obligations under the Leases, and worker’s compensation insurance.  All property and builder’s risk insurance shall include protection for continuation of income for a period of twelve (12) months, in the event of any damage caused by the perils referred to above.  All policies, including policies for any amounts carried in excess of the required minimum and policies not specifically required by the Mortgagee, shall be with an insurance company or companies satisfactory to the Mortgagee, shall be in form satisfactory to the Mortgagee, shall meet all coinsurance requirements of the Mortgagee, shall be maintained in full force and effect, shall be assigned to the Mortgagee, with premiums prepaid, as collateral security for payment of the Obligations, shall be endorsed with a standard mortgagee clause in favor of the Mortgagee and shall provide for at least thirty (30) days notice of cancellation to the Mortgagee.  Such insurance shall also name the Mortgagee as an additional insured, lender loss payee and mortgagee under the comprehensive general public liability and property insurance policies and the Mortgagor shall also deliver to the Mortgagee a copy of the replacement cost coverage endorsement.  If the Land and Improvements is located in an area which has been identified by any governmental agency, authority or body as a flood hazard area or the like, then the Mortgagor shall maintain a flood insurance policy covering the Land and Improvements in an amount not less than the original principal amount of the Loan or the maximum limit of coverage available under the federal program, whichever amount is less.

6.           Rights of Mortgagee to Insurance Proceeds.  In the event of loss, the Mortgagee shall have the exclusive right to adjust, collect and compromise all insurance claims, and the Mortgagor shall not adjust, collect or compromise any claims under said policies without the Mortgagee’s prior written consent.  Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to the Mortgagee instead of to the Mortgagor and the Mortgagee jointly, and the Mortgagor appoints the Mortgagee as the Mortgagor’s attorney-in-fact to endorse any draft therefor.  All insurance proceeds may, at the Mortgagee’s sole option, be applied to all or any part of the Obligations and in any order (notwithstanding that such Obligations may not then otherwise be due and payable) or to the repair and restoration of any of the Property under such terms and conditions as the Mortgagee may impose, unless otherwise provided under the Loan Agreement.

7.           Installments for Insurance, Taxes and Other Charges. Upon the Mortgagee’s request upon the occurrence and during the continuance of a Default and/or an Event of Default, the Mortgagor shall pay to the Mortgagee monthly, an amount equal to one-twelfth (1/12) of the annual premiums for the insurance policies referred to hereinabove and the annual Impositions and any other item which at any time may be or become a lien upon the Land and Improvements (the “Escrow Charges”).  The amounts so paid shall be used in payment of the Escrow Charges so long as no Event of Default shall have occurred.  No amount so paid to the Mortgagee shall be deemed to be trust funds, nor shall any sums paid bear interest.  The Mortgagee shall have no obligation to pay any insurance premium or Imposition if at any time the funds being held by the Mortgagee for such premium or Imposition are insufficient to make such payments.  If, at any time, the funds being held by the Mortgagee for any insurance premium or Imposition are exhausted, or if the Mortgagee determines, in its sole discretion, that such funds will be insufficient to pay in full any insurance premium or Imposition when due, the Mortgagor shall promptly pay to the Mortgagee, upon demand, an amount which the Mortgagee shall estimate as sufficient to make up the deficiency. Upon the occurrence of an Event of Default, the Mortgagee shall have the right, at its election, to apply any amount so held against the Obligations due and payable in such order as the Mortgagee may deem fit, and the Mortgagor hereby grants to the Mortgagee a lien upon and security interest in such amounts for such purpose.

8.           Condemnation.  The Mortgagor, promptly upon obtaining knowledge of the institution of any proceedings for the condemnation or taking by eminent domain of any of the Property (specifically excluding clause (e) of the definition of Property) , shall notify the Mortgagee of the pendency of such proceedings.  The Mortgagee may participate in any such proceedings and the Mortgagor shall deliver to the Mortgagee all instruments requested by it to permit such participation.  Any award or compensation for property taken or for damage to property not taken, whether as a result of such proceedings or in lieu thereof, is hereby assigned to and shall be received and collected directly by the Mortgagee, and any award or compensation shall be applied, at the Mortgagee’s option, to any part of the Obligations and in any order (notwithstanding that any of such Obligations may not then be due and payable) or to the repair and restoration of any of the Property under such terms and conditions as the Mortgagee may impose, subject to the terms of the Loan Agreement.

9.           Environmental Matters.  (a)  For purposes of this Section 9, the term “Environmental Laws” shall mean all federal, state and local laws, regulations and orders, whether now or in the future enacted or issued, pertaining to the protection of land, water, air, health, safety or the environment.  The term “Regulated Substances” shall mean all substances regulated by Environmental Laws, or which are known or considered to be harmful to the health or safety of persons, or the presence of which may require investigation, notification or remediation under the Environmental Laws.  The term “Contamination” shall mean the discharge, release, emission, disposal or escape of any Regulated Substances into the environment.

(b)           The Mortgagor represents and warrants to Mortgagor’s knowledge (i) except as provided in the last sentence in clause (c) below, that no Contamination is present at, on or under the Land and Improvements and that no Contamination is being or has been emitted onto any surrounding property; (ii) all operations and activities on the Land and Improvements have been and are being conducted in accordance with all applicable Environmental Laws, in all material respects and the Mortgagor has all permits and licenses required under the applicable Environmental Laws except for those that have not been issued which would not have a Material Adverse Effect; (iii) except as disclosed in the Phase I Report (as defined in the Environmental Indemnity Agreement dated the date hereof), no underground or aboveground storage tanks are or have been located on or under the Property; and (iv) no legal or administrative proceeding is pending or, to the Mortgagor’s knowledge, is threatened relating to any environmental condition, operation or activity on the Land and Improvements, or any violation or alleged violation of applicable Environmental Laws.  These representations and warranties shall be true as of the date hereof, and shall be deemed to be continuing representations and warranties which must remain true, correct and accurate during the entire duration of the term of this Mortgage.

(c)           The Mortgagor shall ensure, at its sole cost and expense, that the Land and Improvements and the conduct of all operations and activities thereon comply and continue to comply in all material respects with all applicable Environmental Laws except for such non-compliance which would not have a Material Adverse Effect.  The Mortgagor shall notify the Mortgagee promptly and in reasonable detail in the event that the Mortgagor becomes aware of any violation of any Environmental Laws, the presence or release of any Contamination with respect to the Land and Improvements, or any governmental or third party claims relating to the environmental condition of the Land and Improvements or the conduct of operations or activities thereon.  The Mortgagor also agrees not to permit or allow the presence of Regulated Substances on any part of the Land and Improvements other than (i) those which are used in the ordinary course of the Mortgagor’s business, but only to the extent they are in all cases used in a manner which complies in all material respects with all Environmental Laws; and (ii) those Regulated Substances which are naturally occurring on the Land and Improvements.  The Mortgagor agrees not to cause, allow or permit the presence of any Contamination on the Land and Improvements.  Notwithstanding anything to the contrary in this Mortgage, the Mortgagor is permitted to use and maintain on the Land and/or Improvements any substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance in all material respects with all applicable Environmental Laws (as such term is defined in the Loan Agreement).

(d)           The Mortgagee shall not be liable for, and the Mortgagor shall indemnify, defend and hold the Mortgagee and the Indemnified Parties (as hereinafter defined) and all of their respective successors and assigns harmless from and against all losses, costs, liabilities, damages, fines, claims, penalties and expenses (including reasonable attorneys’, consultants’ and contractors’ fees, costs incurred in the investigation, defense and settlement of claims, as well as costs incurred in connection with the investigation, remediation or monitoring of any Regulated Substances or Contamination) that the Mortgagee or any Indemnified Party may suffer or incur (including as holder of the Mortgage, as mortgagee in possession or as successor in interest to the Mortgagor as owner of the Property by virtue of a foreclosure or acceptance of a deed in lieu of foreclosure) as a result of or in connection with (i) any Environmental Laws (including the assertion that any lien existing or arising pursuant to any Environmental Laws takes priority over the lien of the Mortgage); (ii) the breach of any representation, warranty, covenant or undertaking by the Mortgagor in this Section 9; (iii) the presence on or the migration of any Contamination or Regulated Substances on, under or through the Land and/or Improvements; or (iv) any litigation or claim by the government or by any third party in connection with the environmental condition of the Land and/or Improvements or the presence or migration of any Regulated Substances or Contamination on, under, to or from the Land and/or Improvements, except to the extent any of the foregoing arises out of the gross negligence or willful misconduct of Indemnified Party.

(e)           Upon the Mortgagee’s reasonable request, the Mortgagor shall execute and deliver an Environmental Indemnity Agreement satisfactory in form and substance to the Mortgagee, to more fully reflect the Mortgagor’s representations, warranties, covenants and indemnities with respect to the Environmental Laws.

10.           Inspection of Property.  The Mortgagee shall have the right to enter the Property at any reasonable business hour for the purpose of inspecting the order, condition and repair of the buildings and improvements erected thereon, as well as the conduct of operations and activities on the Property.  The Mortgagee may enter the Property (and cause the Mortgagee’s employees, agents and consultants to enter the Property), upon prior written notice to the Mortgagor, to conduct any and all environmental testing deemed appropriate by the Mortgagee in its sole discretion.  The environmental testing shall be accomplished by whatever means the Mortgagee, in good faith, may deem reasonably appropriate, including the taking of soil samples and the installation of ground water monitoring wells or other intrusive environmental tests.  The Mortgagor shall provide the Mortgagee (and the Mortgagee’s employees, agents and consultants) reasonable rights of access to the Property as well as such information about the Property and the past or present conduct of operations and activities thereon as the Mortgagee shall reasonably request.

11.           Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:  (a) any Event of Default (as defined in any of the Obligations); (b) except as otherwise provided in this Section 11, any default under any of the Obligations that does not have a defined set of “Events of Default” and the lapse of any notice or cure period provided in such Obligations with respect to such default; (c) demand by the Mortgagee under any of the Obligations that have a demand feature (unless a grace period is set forth in the Loan Agreement or any Other Document at which point such grace period shall be applicable herein); (d) the Mortgagor's failure to perform any of its obligations under this Mortgage or under any Environmental Indemnity Agreement executed and delivered pursuant to Section 9(e); (e) falsity, inaccuracy or breach by the Mortgagor in any material respect of any written warranty, representation or statement made or furnished to the Mortgagee by or on behalf of the Mortgagor in connection with the Loan Agreement, this Mortgage, the Other Documents and/or the transactions evidenced thereby; (f) an uninsured material loss, theft, damage, or destruction to any of theLand, Improvements, Rents and Leases, or any lien against or the making of any levy, seizure or attachment of or on the Land, Improvements, Rents and Leases which is not stayed or lifted within forty-five (45) days; (g) the Mortgagee's failure to have a mortgage lien on the Property with the priority required under Section 1 unless the Mortgagee voluntary discharges this Mortgage; (h) any indication or evidence received by the Mortgagee that the Mortgagor may have directly or indirectly been engaged in any type of activity which, in the Mortgagee’s reasonable discretion, might result in the forfeiture of any Property of the Mortgagor to any governmental entity, federal, state or local; (i) foreclosure proceedings are instituted against the Property upon any other lien or claim, whether alleged to be superior or junior to the lien of this Mortgage; (j) the failure by the Mortgagor to pay any Impositions to the extent required under Section 2(c) which are not paid within fifteen (15) days, or to maintain in full force and effect any insurance required under Section 5.

12.           Rights and Remedies of Mortgagee.  If an Event of Default occurs and is continuing, the Mortgagee may, at its option and without demand, notice or delay, do one or more of the following:

(a)           The Mortgagee may declare the entire unpaid principal balance of the Obligations, together with all interest thereon, to be due and payable immediately.

(b)           The Mortgagee may (i) institute and maintain an action of mortgage foreclosure against the Property and the interests of the Mortgagor therein, (ii) institute and maintain an action on any instruments evidencing the Obligations or any portion thereof, and (iii) take such other action at law or in equity for the enforcement of any of the Loan Documents as the law may allow, and in each such action the Mortgagee shall be entitled to all costs of suit and attorneys’ fees.

(c)           The Mortgagee may, in its sole and absolute discretion:  (i) collect any or all of the Rents, including any Rents past due and unpaid, (ii) perform any obligation or exercise any right or remedy of the Mortgagor under any Lease, or (iii) enforce any obligation of any tenant of any of the Property.  The Mortgagee may exercise any right under this subsection (c), whether or not the Mortgagee shall have entered into possession of any of the Property, and nothing herein contained shall be construed as constituting the Mortgagee a “mortgagee in possession”, unless the Mortgagee shall have entered into and shall continue to be in actual possession of the Property.  The Mortgagor hereby authorizes and directs each and every present and future tenant of any of the Property to pay all Rents directly to the Mortgagee and to perform all other obligations of that tenant for the direct benefit of the Mortgagee, as if the Mortgagee were the landlord under the Lease with that tenant, immediately upon receipt of a demand by the Mortgagee to make such payment or perform such obligations.  The Mortgagor hereby waives any right, claim or demand it may now or hereafter have against any such tenant by reason of such payment of Rents or performance of obligations to the Mortgagee, and any such payment or performance to the Mortgagee shall discharge the obligations of the tenant to make such payment or performance to the Mortgagor.

(d)           The Mortgagee shall have the right, in connection with the exercise of its remedies hereunder, to the appointment of a receiver to take possession and control of the Property or to collect the Rents, without notice and without regard to the adequacy of the Property to secure the Obligations.  The Mortgagee or a receiver, while in possession of the Property, shall have the right to make repairs and to make improvements necessary or advisable in its or his opinion to preserve the Property, or to make and keep them rentable to the best advantage, and the Mortgagee may advance moneys to a receiver for such purposes.  Any moneys so expended or advanced by the Mortgagee or by a receiver shall be added to and become a part of the Obligations secured by this Mortgage.

13.           Application of Proceeds.  The Mortgagee shall apply the proceeds of any foreclosure sale of, or other disposition or realization upon, or Rents or profits from, the Property to satisfy the Obligations in such order as set forth in Section 11.5 of the Loan Agreement.

14.           Mortgagee’s Right to Protect Security.  Subject to the terms of, or except as may otherwise be provided in the Loan Agreement or any Other Documents, the Mortgagee is hereby authorized to do any one or more of the following, irrespective of whether an Event of Default has occurred: (a) appear in and defend any action or proceeding purporting to affect the security hereof or the Mortgagee’s rights or powers hereunder with regard to the Property; (b) purchase such insurance policies covering the Property as it may elect if the Mortgagor fails to maintain the insurance coverage required hereunder; and (c) take such action as the Mortgagee may determine to pay, perform or comply with any Impositions or Legal Requirements, to cure any Events of Default that have occurred and are continuing and to protect its security in the Property.

15.           Appointment of Mortgagee as Attorney-in-Fact.  The Mortgagee, or any of its officers, is hereby irrevocably appointed attorney-in-fact for the Mortgagor (without requiring any of them to act as such), such appointment being coupled with an interest, to do any or all of the following:  (a) collect the Rents after the occurrence of and during the continuance of an Event of Default; (b) settle for, collect and receive any awards payable under Section 8 from the authorities making the same; and (c) execute, deliver and file, at Mortgagor's sole cost and expense such financing, continuation or amendment statements and other instruments as the Mortgagee may require in order to perfect, protect and maintain its security interest under the UCC on any portion of the Property.

16.           Certain Waivers. The Mortgagor hereby waives and releases all benefit that might accrue to the Mortgagor by virtue of any present or future law exempting the Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any stay of execution, exemption from civil process or extension of time for payment or any rights of marshalling in the event of any sale hereunder of the Property, and, unless specifically required herein, all notices of the Mortgagor’s default or of the Mortgagee’s election to exercise, or the Mortgagee’s actual exercise of any option under this Mortgage or any other Loan Document.

17.           No Merger.  There shall be no merger of the interest or estate created by this Mortgage with any other interest or estate in the Property at any time held by or for the benefit of the Mortgagee or any subsidiary or affiliate in any capacity, without the express prior written consent of the Mortgagee.

18.           Mortgage Secures Future Advances.  This Mortgage is given for the purpose of creating a lien on real property in order to secure not only existing Obligations, but also future advances constituting Obligations, whether such advances are obligatory or to be made at the option of the Mortgagee, or otherwise, and whether made before or after a Default or Event of Default or maturity or other similar events, to the same extent as if such future advances were made on the date of the execution hereof, although there may be no advance made at the time of the execution hereof and although there may be no indebtedness outstanding at the time any advance is made.  The types of future advances secured by and having priority under this Mortgage shall include, without limitation, (i) advances and readvances of principal under the Note or other Loan Documents and (ii) disbursements and other advances for the payment of taxes, assessments, maintenance charges, insurance premiums or costs relating to the Property, for the discharge of liens having priority over the lien of this Mortgage, for the curing of waste of the Property and for the payment of service charges and expenses incurred by reason of default and including late charges, attorneys’ fees and court costs, together with interest thereon.  The lien of this Mortgage, as to third persons with or without actual knowledge thereof, shall be valid as to all such indebtedness and future advances, from the date of recordation, to the extent permitted by the laws of the State of New Jersey.  The total amount of the indebtedness secured by this Mortgage may decrease or increase from time to time, but the total unpaid principal balance at any one time shall not exceed the maximum principal amount of the Obligations.

19.           Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

20.           Further Acts. By its signature hereon, the Mortgagor hereby irrevocably authorizes the Mortgagee to execute (on behalf of the Mortgagor) and file against the Mortgagor one or more financing, continuation or amendment statements pursuant to the UCC in form satisfactory to the Mortgagee, and the Mortgagor will pay the cost of preparing and filing the same in all jurisdictions in which such filing is deemed by the Mortgagee to be necessary or desirable in order to perfect, preserve and protect its security interests.  If required by the Mortgagee, the Mortgagor will execute all documentation necessary for the Mortgagee to obtain and maintain perfection of its security interests in the Property.  The Mortgagor will, at the cost of the Mortgagor, and without expense to the Mortgagee, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as the Mortgagee shall, from time to time, reasonably require for the better assuring, conveying, assigning, transferring or confirming unto the Mortgagee the property and rights hereby mortgaged, or which Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intent of or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage.  The Mortgagor grants to the Mortgagee an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to the Mortgagee under the Note, this Mortgage, the other Loan Documents, at law or in equity, including, without limitation, the rights and remedies described in this paragraph.

21.           Changes in the Laws Regarding Taxation.  If any law is enacted or adopted or amended after the date of this Mortgage which deducts the Obligations from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Mortgagor or the Mortgagee’s interest in the Property, the Mortgagor will pay such tax, with interest and penalties thereon, if any unless Properly Contested. If the Mortgagee determines that the payment of such tax or interest and penalties by the Mortgagor would be unlawful or taxable to the Mortgagee or unenforceable or provide the basis for a defense of usury, then the Mortgagee shall have the option, by written notice of not less than ninety (90) days, to declare the entire Obligations immediately due and payable.

22.           Documentary Stamps.  Subject to the terms of the Loan Agreement, if at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Mortgage, or impose any other tax or charge on the same, the Mortgagor will pay for the same, with interest and penalties thereon, if any, unless Properly Contested.

23.           Preservation of Rights.  No delay or omission on the Mortgagee’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Mortgagee’s action or inaction impair any such right or power.  The Mortgagee’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Mortgagee may have under other agreements, at law or in equity.

24.           Illegality.  If any provision contained in this Mortgage should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Mortgage.

25.           Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Mortgagor from, any provision of this Mortgage will be effective unless made in a writing signed by the Mortgagee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Mortgagor will entitle the Mortgagor to any other or further notice or demand in the same, similar or other circumstance.

26.           Entire Agreement.  This Mortgage (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Mortgagor and the Mortgagee with respect to the subject matter hereof; provided, however, that in the event that any provisions of this Mortgage and the Loan Agreement conflict, the terms of this Mortgage shall control, except to the extent that any provision hereof is subject to or modified by or conditioned on or by the Loan Agreement or any of the terms of the Loan Agreement.

27.           Survival; Successors and Assigns. This Mortgage will be binding upon and inure to the benefit of the Mortgagor and the Mortgagee and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Mortgagor may not assign this Mortgage in whole or in part without the Mortgagee’s prior written consent and the Mortgagee at any time may assign this Mortgage in whole or in part subject to Section 16.3 of the Loan Agreement; and provided, further, that the rights and benefits under the Paragraphs entitled “Environmental Matters”, “Inspection of Property” and “Indemnity” shall also inure to the benefit of any persons or entities who acquire title or ownership of the Property from or through the Mortgagee or through action of the Mortgagee (including a foreclosure, sheriff’s or judicial sale).  The provisions of Paragraphs entitled “Environmental Matters”, “Inspection of Property” and “Indemnity” shall survive the termination, satisfaction or release of this Mortgage, the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure.

28.           Interpretation.  In this Mortgage, unless the Mortgagee and the Mortgagor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Mortgage; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Mortgage.  Section headings in this Mortgage are included for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose.

29.           Indemnity.  The Mortgagor agrees to indemnify each of the Mortgagee, each legal entity, if any, who controls, is controlled by or is under common control with the Mortgagee and each of their respective directors, officers, employees and agents (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur, or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Mortgagor), in connection with or arising out of or relating to the matters referred to in this Mortgage, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Mortgagor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Mortgage, payment of any Obligations and assignment of any rights hereunder.  The Mortgagor may participate at its expense in the defense of any such action or claim.

30.           Governing Law and Jurisdiction.  This Mortgage has been delivered to and accepted by the Mortgagee and will be deemed to be made in the State where the Mortgagee’s office indicated above is located.  This Mortgage will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of new york, excluding its conflict of laws rules (other than section 5-1401 of the new york general obligations law), except that the laws of the State of New jersey shall govern the creation, perfection and foreclosure of the liens created hereunder on the Property or any interest therein. The Mortgagor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where the Mortgagee’s office indicated above is located; provided that nothing contained in this Mortgage will prevent the Mortgagee from bringing any action, enforcing any award or judgment or exercising any rights against the Mortgagor individually, against any security or against any property of the Mortgagor within any other county, state or other foreign or domestic jurisdiction.  The Mortgagee and the Mortgagor agree that the venue provided above is the most convenient forum for both the Mortgagee and the Mortgagor.  The Mortgagor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Mortgage.

31.           Change in Name or Locations.  The Mortgagor hereby agrees that if the location of any of the fixtures change from the Land or its chief executive office, or if the Mortgagor changes its name, its type of organization, its state of organization (if Mortgagor is a registered organization), its principal residence (if Mortgagor is an individual), its chief executive office (if Mortgagor is a general partnership or non-registered organization) or establishes a name in which it may do business that is not the current name of the Mortgagor, the Mortgagor will promptly notify the Mortgagee in writing of the additions or changes.

32.           WAIVER OF JURY TRIAL.  THE MORTGAGOR AND MORTGAGEE EACH IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS MORTGAGE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS MORTGAGE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE MORTGAGOR AND MORTGAGEE EACH ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

33.           Loan Subject to Modification.  This Mortgage secures a loan which by its terms is subject to modification as defined in N.J.S.A. 46:9-8.1.

35.           TRUE AND CORRECT COPY.  THE MORTGAGOR ACKNOWLEDGES THAT THE MORTGAGOR HAS RECEIVED, WITHOUT CHARGE, A TRUE AND CORRECT COPY OF THIS MORTGAGE.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ATTEST:		IHT PROPERTIES CORP.

By:	/s/ Dina L. Masi	By:	/s/ Riva Sheppard
Name: DINA L. MASI		Name: RIVA SHEPPARD
Title: Secretary		Title: President and Chief Executive Officer

ACKNOWLEDGMENTS

STATE OF NEW JERSEY                                                                )
                         )           ss:
COUNTY OF UNION                                                                       )

On this, the 26th day of June, 2012, before me, the subscriber, personally appeared RIVA SHEPPARD, who I am satisfied is the person who executed the foregoing instrument as the President and Chief Executive Officer of  IHT PROPERTIES CORP., a Delaware corporation, the entity named in the foregoing instrument, and who acknowledged that he/she, in such capacity, being authorized to do so, executed the foregoing instrument as such entity’s voluntary act and deed for the purposes therein contained by signing on behalf of said limited liability company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Mireille M. Antinozzi
Mireille M. Antinozzi
Notary Public
(Print Name and Title)

EXHIBITS

A.           Legal Description

B.           Permitted Encumbrances

EXHIBIT A
LEGAL DESCRIPTION

ALL that certain lot, parcel or tract of land, situate and lying in the Township of Hillside, County of Union, State of New Jersey, being known and designated as Lot 47 in Block 1108 on the tax map of the Township of Hillside and being more particularly described as follows:

BEGINNING at a point formed by the intersection of the northeasterly side of New Jersey State Highway Route 22 (width varies), and the dividing line between Block 1108, Lot 47 and Block 1108, Lot 57, said point being distance 163.17 feet measured northwesterly along said Route 22, from the intersection of the said northeasterly line of Route 22 and the northwesterly line of Harding Terrace (50'wide); thence

(1)	along said northeasterly line of Route 22, North 65 degrees 58 minutes 00 seconds West, a distance of 103.25 feet to a point of curvature; thence

(2)
continuing along said northeasterly line of Route 22 on a curve to the right, having an arc distance of 172.12 feet, a radius of 1,108.78 feet, a central angle of 8 degrees 53 minutes 39 seconds and being subtended by a chord which bears North 61 degrees 31 minutes 11 seconds West, 171.95 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 46; thence

(3)	along said dividing line, North 42 degrees 44 minutes 00 seconds East, a distance of 150.00 feet to a point; thence

(4)	still along said fine, North 55 degrees 15 minutes 56 seconds West, a distance of 29.92 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 45; thence

(5)	continuing along said dividing line, North 42 degrees 44 minutes 00 seconds East, a distance of 114.81 feet to a point of cusp on the southerly line of Hillside Avenue (60' wide); thence

(6)
along said southerly line of Hillside Avenue in a easterly direction on a curve to the left, having an arc distance of 86.82 feet, a radius of 288.00 feet, a central angle of 17 degrees 16 minutes 20 seconds and being subtended by a chord which bears South 89 degrees 12 minutes 40 seconds East, 86.49 feet to a point of cusp on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 48; thence;

(7)	along said dividing line, South 34 degrees 22 minutes 00 seconds West, a distance of 84.19 feet to a corner in the dividing line; thence

(8)	continuing along said dividing line, South 55 degrees 38 minutes 00 seconds East, a distance of 42.75 feet to another corning in said dividing line; thence

(9)	still along said dividing line, North 34 degrees 22 minutes 00 seconds East, a distance of 63.74 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 49; thence

(10)	along said dividing line, South 55 degrees 38 minutes 00 seconds East, a distance of 95.00 feet to a corner in said dividing line; thence

(11)	still along said dividing line, North 34 degrees 22 minutes 00 seconds East, a distance of 5.20 feet to the dividing line between Block 1108, Lot 47 and Block 1108, Lot 50; thence

(12)	along said dividing line, South 55 degrees 35 minutes 30 seconds East, a distance of 54.75 feet to a point on the dividing line between Block 1108, Lot 47 and Block 1108, Lot 51; thence

(13)	running South 34 degrees 29 minutes 30 seconds West, a distance of 59.96 feet to a point; thence

(14)	running North 55 degrees 38 minutes 00 seconds West, a distance of 0.34 feet to a point; thence

(15)	running South 34 degrees 23 minutes 30 seconds West, a distance of 198.62 feet to the place of BEGINNING.

EXHIBIT B
(Permitted Encumbrances)

1.	Slope and Drainage Rights contained in Deed Book 1363, Page 24, and Deed Book 1370, Page 246.

2.	Agreement as contained in item 3 of Deed Book 1632, Page 361.

3.	Terms and Conditions contained in Deed Book 1693, Page 348.

4.	Terms and Conditions contained in Deed Book 1754, Page 93.

5.	Driveway Rights and Privileges contained in Deed Book 2789, Page 112.

6.	Restrictions contained in Deed Book 467, Page 599.

7.	Slope Rights contained in Deed Book 1219, Page 162.

8.	Any other exceptions from coverage reflected in that certain Loan Policy issued, or to be issued, by Acquired Title Services (File No.: ACQ-008258-12), as agent for Chicago Title Insurance Company.

MORTGAGE AND SECURITY AGREEMENT

________________________________________________

IHT PROPERTIES CORP.,

          Mortgagor

AND

PNC BANK, NATIONAL ASSOCIATION, as Agent

          Mortgagee

________________________________________________

Return to:

Wilentz, Goldman & Spitzer P.A.
90 Woodbridge Center Drive
Woodbridge, New Jersey  07095
Attn:  Stuart A. Hoberman, Esq.